Exhibit 99.2

May 5, 2008

To: Shareholders, Employees and Friends

Hudson Highland Group 2008 First Quarter Financial Results

Market Observations

Investors continued to be focused on the impact of global economic factors in the first quarter. The economy continued to struggle from the credit crunch fall-out, with a particularly strong impact on the financial services industry worldwide. Simultaneously, the housing and construction sectors are struggling; commodity, oil and gas prices are rising; consumer confidence has declined; and the business outlook for many other sectors has worsened.

Importantly, there are also countervailing forces at play in the global environment. Corporate activity remains strong, positively impacting hiring outside of financial services. In some key markets, the slowdown in one sector is being offset by strength in others. Across many geographies demand for specific sets of middle management and professional skills remained high despite the current economic uncertainties. Both geographic diversification and specialization contributed to year-over-year growth in revenue and EBITDA in the first quarter. We believe these factors will continue to benefit the company, reducing its overall vulnerability to local volatility in any specific market.

In Hudson Americas, our focus on specialized contracting contributed to improved results in the quarter. That region’s Legal practice benefited from significant project work driven by first quarter court dates. Our IT business was down slightly (6 percent in gross margin dollars) in the first quarter from a year ago, though trends in March were consistent with the rest of the quarter and did not show a significant decline at quarter end. Financial Solutions was up 1 percent compared with the first quarter of 2007. While our permanent recruitment business declined from the prior year, that decline was partially driven by the loss of two large outsourcing clients who took those programs in house. Permanent recruitment fees improved through the quarter in line with normal seasonal trends. We are continuing to see demand for permanent hiring in key skill set areas despite the uncertain economic environment. For example, our retained search business was flat year-on-year.

We continued to experience strong growth in Asia in the first quarter, led by China and Hong Kong. Gross margin growth in the first quarter exceeded 25 percent in both markets, driven in part by strong demand in IT recruiting, both in our organic business as well as our Tony Keith acquisition. Recruitment demand in China remains strong, and we are optimistic about continued growth in that country and the region. Looking at future growth opportunities, we recently opened an office in Dubai to address growing demand in the Middle East.

In Australia/New Zealand, in local currency, gross margin decreased in the first quarter, but good expense management minimized the reduction in adjusted EBITDA. The Australian economy has continued to perform well with low unemployment and continuing GDP growth. However, the quarter was affected by a number of small factors, including a slowdown in hiring by the new government, low demand for outplacement services and a decline in some parts of financial services, IT and telecom.

Growth trends continued in continental Europe in the first quarter, as every country in the region had favorable gross margin growth and adjusted EBITDA contributions. This helped offset gross margin declines in the UK, where both permanent recruitment and temporary contracting declined on softer trends in the finance sector impacting both the Finance and IT practices.

As noted earlier, turmoil in the financial services sector worldwide led to weaker demand in that sector in the first quarter across many geographies. Given our focus on specialization and global commitment to this practice, these trends were observable in most of the markets in which we operate, from the U.S. to London to Hong Kong. However, the impact was mitigated in the U.S. by the fact that our domestic Financial Solutions practice is focused on small and medium sized institutions, rather than major banks and financial services firms. In continental Europe and Asia, declines in financial services were offset by growth in accounting and other practices.

We are most cautious about the UK market. Roughly a quarter of our business is attributable to the financial services sector, and we have a significant presence in London (over 25 percent of UK gross margin) which has been heavily affected by the economic slowdown. Indeed, in this sector our UK business experienced a 25 percent decline in gross margin dollars in the first quarter. We do not have any particularly unique insights into the recovery in this sector, but we believe we have opportunities to offset these declines in other areas. Going forward, we will continue to push the development of all our regional businesses, which were led by steady growth in Scotland. We will also push the continued deep specialization for clients and candidates within the practice groups and align resources to those practices that show growth opportunities.

We continue to view the global markets as challenging and remain cautious, as we have been for the last three quarters. However, we reaffirm our outlook that full-year 2008 adjusted EBITDA will exceed prior year.

Recent Events

Share Repurchase Program

The company announced on February 4, 2008, that its board of directors authorized the repurchase of up to $15 million of the company’s common stock. The company intends to make purchases from time to time as market conditions warrant. Through March 31, 2008, the company had repurchased 701,173 shares for a total cost of approximately $5.3 million.

Restructuring Program

During 2008, the company will streamline its support operations to match its focus on specialization. The company expects to have $5 - $7 million of restructuring actions throughout this year, including $1 - $2 million in the second quarter. During the first quarter of 2008, the company incurred $1.6 million of restructuring expenses, predominantly related to lease terminations and severance in Hudson Americas following the sale of its energy and engineering business.

Sale of North America Energy and Engineering Business

On February 4, 2008, the company announced it had completed the asset sale of its energy and engineering staffing business to System One Holdings LLC. The company received approximately $11 million in cash, subject to post-closing adjustment; a five-year, secured subordinated $5 million seller note; and a warrant exercisable for 10 percent of the equity of System One. Hudson Highland Group also retained $3.6 million of receivables of the business, all of which has been collected, and has the right to receive an additional $600,000 in cash upon resolution of certain liabilities. The company has treated the business as a discontinued operation effective December 31, 2007. As a result of the sale, the company allocated $6.9 million of goodwill and recorded a loss on sale of ($0.6) million.

Regional Highlights

Hudson Americas

•	Hudson Americas revenue increased 9 percent, with gross margin dollars increasing 3 percent in the first quarter compared with the first quarter of 2007.

•	Temporary contracting gross margin percentage increased to 24.0 percent, up from 22.3 percent a year ago.

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The growth in gross margin dollars resulted from a 23 percent increase in temporary contracting, partially offset by a 37 percent decline in permanent recruitment compared with a year ago. The growth in temporary contracting resulted from increased project work in Legal, as the practice was up 54 percent from prior year, while Financial Solutions was up 1 percent and IT was down 6 percent.

•	Hudson Americas reported adjusted EBITDA of $1.2 million, or 1.5 percent of revenue, in the first quarter, up $2.6 million from the prior year.

Hudson Europe

•	Hudson Europe revenue decreased 4 percent, gross margin increased 4 percent and adjusted EBITDA decreased 10 percent in the first quarter compared with prior year.

•	In constant currency, revenue declined 9 percent while gross margin dollars declined 4 percent and adjusted EBITDA declined 20 percent.

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The decline in gross margin dollars for the quarter was due to mixed results in Europe, with a constant currency decline of 17 percent in the UK, partially offset by 13 percent growth in continental Europe.

•	Temporary contracting gross margin percentage in Europe increased to 20.4 percent from 19.3 percent in the first quarter of 2007.

•	Hudson Europe earned $6.2 million in adjusted EBITDA, or 5.5 percent of revenue, compared with $6.8 million, or 5.8 percent of revenue a year ago.

Hudson Asia Pacific

•	Hudson Asia Pacific revenue increased 8 percent, gross margin increased 15 percent and adjusted EBITDA decreased 6 percent in the first quarter of 2008.

•	In constant currency, revenue decreased 5 percent while gross margin increased 1 percent and adjusted EBITDA decreased 20 percent.

•	In Australia/New Zealand in constant currency, revenue decreased 9 percent, gross margin decreased 6 percent and adjusted EBITDA decreased 25 percent.

•	Constant currency growth in gross margin was driven by strength in permanent placement in Asia, offset in part by weakness in talent management and temporary contracting in Australia/New Zealand.

•	Temporary contracting gross margin percentage in Asia Pacific was unchanged from prior year at 17.4 percent.

•	Hudson Asia Pacific generated $5.2 million in adjusted EBITDA, or 5.2 percent of revenue, compared with $5.6 million, or 6.0 percent of revenue a year ago.

Guidance

The company currently expects second quarter 2008 revenue of $300 - $315 million at prevailing exchange rates and adjusted EBITDA of $10 - $13 million, excluding the impact of any restructuring, acquisitions or divestitures. This compares with revenue of $298.5 million and adjusted EBITDA of $12.2 million in the second quarter of 2007.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the company’s history of negative cash flows and operating losses may continue; the ability of clients to terminate their relationship with the company at any time; the impact of global economic fluctuations on temporary contracting operations; risks and financial impact associated with acquisitions and dispositions of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; restrictions imposed by blocking arrangements; exposure to employment-related claims and limits on insurance coverage related thereto; government regulations; restrictions on the company’s operating flexibility due to the terms of its credit facility; and the company’s ability to maintain effective internal control over financial reporting. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended March 31, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$83,262	$113,352	$100,893	$—	$297,507

Gross margin	$22,755	$59,149	$44,321	$—	$126,225

Adjusted EBITDA (1)	$1,227	$6,178	$5,229	$(5,928)	$6,706
Business reorganization expenses (recoveries)	1,462	(237)	95	—	1,320
Merger and integration expenses (recoveries)	(2)	77	—	—	75

EBITDA (1)	(233)	6,338	5,134	(5,928)	5,311
Depreciation and amortization	1,173	1,647	990	53	3,863

Operating income (loss)	$(1,406)	$4,691	$4,144	$(5,981)	$1,448

For the Three Months Ended March 31, 2007	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$76,547	$118,343	$93,260	$—	$288,150

Gross margin	$22,084	$57,048	$38,611	$—	$117,743

Adjusted EBITDA (1)	$(1,369)	$6,827	$5,570	$(6,250)	$4,778
Acquisition-related expenses	—	298	—	—	298
Business reorganization expenses (recoveries)	729	2,447	14	(74)	3,116

EBITDA (1)	(2,098)	4,082	5,556	(6,176)	1,364
Depreciation and amortization	1,127	1,570	883	115	3,695

Operating income (loss)	$(3,225)	$2,512	$4,673	$(6,291)	$(2,331)

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

Reconciliation For Contant Currency

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	2008			2007
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$83,262	$(150)	$83,112	$76,547
Hudson Europe	113,352	(6,182)	107,170	118,343
Hudson Asia Pacific	100,893	(12,607)	88,286	93,260

Total	297,507	(18,939)	278,568	288,150
Direct costs:
Hudson Americas	60,507	(23)	60,484	54,463
Hudson Europe	54,203	(1,966)	52,237	61,295
Hudson Asia Pacific	56,572	(7,343)	49,229	54,649

Total	171,282	(9,332)	161,950	170,407
Gross margin:
Hudson Americas	22,755	(127)	22,628	22,084
Hudson Europe	59,149	(4,216)	54,933	57,048
Hudson Asia Pacific	44,321	(5,264)	39,057	38,611

Total	$126,225	$(9,607)	$116,618	$117,743

Selling, general and administrative (1)
Hudson Americas	$22,701	$(142)	$22,559	$24,580
Hudson Europe	54,618	(3,612)	51,006	52,089
Hudson Asia Pacific	40,082	(4,582)	35,500	33,924
Corporate	5,981	—	5,981	6,365

Total	$123,382	$(8,336)	$115,046	$116,958

(1)	Selling, general and administrative expenses include depreciation and amortization and acquisition related expenses.